Luis Carrillo, Esq.* Direct Dial: (619) 399-3102 CA Bar Number: 237540 *Also admitted in NY & NJ luis@steadylaw.com

February 4, 2008

Welwind Energy International Corp.
10-20172 113B Avenue
Maple Ridge, British Columbia
Canada V2X 0Y9

RE:	Welwind Energy International Corp.
Registration Statement on Form S-8
20,000,000 Shares of Common stock

Ladies and Gentlemen:

As special corporate counsel to Welwind Energy International Corp., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”) by the Company of an aggregate of 20,000,000 shares of common stock of the Company, $0.001 par value per share (the “Shares”), issuable under the Welwind Energy International Corp. 2008 Equity Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have further assumed that the Shares will be issued in accordance with the terms of the Plan. We are opining herein as to the effect on the subject transaction only of the corporate laws of the State of Delaware as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the state, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Based on the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and pursuant to the Plan and other agreements which accompany the Plan, will be validly issued, fully paid and non-assessable. This opinion letter speaks of its date. We disclaim any express or implied undertaking or obligations to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion as an exhibit to the Registration Statement.

_________________________________________________________________________________________
501 W. Broadway • Suite800 • San Diego, CA 92101
Tel: 619 399 3090 • Fax: 619 330 1888
www.steadylaw.com

Thank you for your immediate attention to this request.  Please contact me directly at (619) 399-3102 should you have any questions.

Very truly yours,
STEADYLAW GROUP, LLP
/s/Luis Carrillo
Luis Carrillo, Esq.

_________________________________________________________________________________________
501 W. Broadway • Suite800 • San Diego, CA 92101
Tel: 619 399 3090 • Fax: 619 330 1888
www.steadylaw.com